Exhibit 99.1

FOR IMMEDIATE RELEASE

Subject Line:  Peapack-Gladstone Financial Corporation Finalizes Acquisition of Lassus Wherley

Bedminster, New Jersey – September 4, 2018 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC), parent company of Peapack-Gladstone Bank is pleased to announce that it has completed the acquisition of New Providence, NJ-based Lassus Wherley, effective September 1, 2018.

Founders Diahann W. Lassus and Clare E. Wherley remain as President and Chief Executive Officer, respectively, of the Bank’s newest subsidiary.  The entire Lassus Wherley team will also remain, as the subsidiary joins Peapack Private, the Bank’s robust wealth management division.

Established in 1985, Lassus Wherley, a prominent and accomplished women-owned business, is a wealth management firm with expertise in financial planning, investment management, tax preparation, trust services, and family office support. They specialize in assisting individuals, couples, families, pension and profit sharing plans, trusts, estates, and charitable organizations, in identifying their needs, desires, and goals.

“Lassus Wherley is a uniquely talented firm,” said John P. Babcock, President of Peapack Private. “They share our core values and our vision of putting clients first, working as one team and offering best-in-class solutions.”  He continued, “We are proud to have the entire Lassus Wherley team join our organization and represent Peapack Private at the highest level.”

With a combined market value of approximately $6.2 billion of client assets under management and administration at September 1, 2018, Peapack Private Wealth Management is the largest New Jersey-headquartered, bank-owned trust company in the state.  This is the fourth acquisition made by Peapack-Gladstone Financial Corporation since 2015.

Park Sutton Advisors LLC served as exclusive financial advisor to Peapack-Gladstone Bank on this transaction.

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.27 billion and assets under management and/or administration of $5.7 billion as of June 30, 2018. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy.  Through Peapack Private Wealth Management, and its private banking locations in Bedminster, Gladstone, Fairfield, Morristown, Princeton and Teaneck, and its trust office in Greenville, DE, Peapack-Gladstone Bank offers an unparalleled commitment to client service through its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

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inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2018 and beyond;
•	inability to successfully integrate the operations of wealth management firms that we acquire;
•	inability to successfully generate deposits to appropriately fund growth;
•	inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	changes in the federal or New Jersey tax code;
•	the imposition of tariffs or other domestic or international governmental policies impacting the value of the products or the Bank’s borrowers;
•	changes in interest rates;

•	decline ic n real estate values within our market areas;
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legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2017. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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Contact:  Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.